Exhibit 99.1

PRESS RELEASE

FOR RELEASE:	Immediately

CONTACT:	Víctor J. Galán Chairman and Chief Executive Officer (787) 766-8301

R&G FINANCIAL CORPORATION PRICES OFFERING OF 3,500,000 SHARES OF CLASS B COMMON STOCK

     SAN JUAN, PUERTO RICO –July 30, 2002 – R&G Financial Corporation (NYSE: RGF) (the “Company”) announced the pricing last night of 3,500,000 shares of its Class B Common Stock, 2,000,000 of which were offered by the Company and 1,500,000 of which were offered by Víctor J. Galán, the Chairman of the Board, Chief Executive Officer and majority shareholder of the Company, all at a per share price of $19.00. The aggregate net offering proceeds to the Company are estimated to be $36 million. The Company will not receive any proceeds from the sale of shares by Mr. Galán. UBS Warburg, LLC and Keefe, Bruyette & Woods, Inc. acted as managing underwriters for the offering.

     The Company, currently in its 30th year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries: R&G Mortgage Corp., the second largest mortgage company in Puerto Rico, R-G Premier Bank of Puerto Rico, one of the fastest growing banks in Puerto Rico, Crown Bank, a Federal Savings Bank with branches in Central Florida, Continental Capital Corp., a New York mortgage banking company, Home & Property Insurance Corp., a Puerto Rico insurance agency, The Mortgage Store of Puerto Rico, a Puerto Rico mortgage company, and R-G Investments Corp., a registered broker-dealer. The Company, though its subsidiaries, has a combined branch network of 68 offices (38 mortgage offices in Puerto Rico, 4 mortgage offices in the United States and 26 bank branches, mainly located in northeastern Puerto Rico.) At June 30, 2002, the Company had consolidated assets totaling $5.9 billion.